Exhibit 3.2

APOLLO RESIDENTIAL MORTGAGE, INC.

ARTICLES SUPPLEMENTARY

8.00% SERIES A CUMULATIVE REDEEMABLE

PERPETUAL PREFERRED STOCK

Apollo Residential Mortgage, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) pursuant to Section 6.3 of Article VI of the charter of the Corporation (the “Charter”), the Board of Directors and a duly-authorized committee thereof (the “Pricing Committee”) have classified and designated 6,900,000 of the authorized but unissued shares of preferred stock, $0.01 par value per share, of the Corporation as shares of a separate class of preferred stock, designated as 8.00% Series A Cumulative Redeemable Perpetual Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth herein, which upon any restatement of the Charter, shall become a part of Article VI of the Charter, with any necessary or appropriate changes to the enumeration of sections or subsections hereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

8.00% Series A Cumulative Redeemable Perpetual Preferred Stock

1. Designation and Number. A class of preferred stock, designated as the “8.00% Series A Cumulative Redeemable Perpetual Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The par value of the Series A Preferred Stock is $0.01 per share. The number of shares of Series A Preferred Stock shall be 6,900,000.

2. Ranking. The Series A Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the common stock, $0.01 par value per share, of the Corporation (the “Common Stock”) and any other class or series of stock the Corporation may now or hereafter authorize or issue, the terms of which provide that such stock ranks, as to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock (“Junior Stock”), (b) on a parity with any class or series of stock the Corporation may authorize or issue in the future that, pursuant to the terms thereof, ranks on parity with the Series A Preferred Stock as to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Corporation (“Parity Stock”) and (c) junior to any class or series of stock the Corporation may authorize or issue in the future that, pursuant to the terms thereof, rank senior to the Series A Preferred Stock as to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Corporation (“Senior Stock”).

3. Dividends.

(a) Holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 8.00% per annum of the $25.00 Liquidation Preference (as defined below) per share of Series A Preferred Stock (equivalent to $2.00 per annum per share).

(b) Dividends on each outstanding share of Series A Preferred Stock shall be cumulative from and including September 20, 2012 (the “Series A Original Issue Date”) and shall be payable (i) for the period from the Series A Original Issue Date to, but not including, January 31, 2013, on January 31, 2013, and (ii) for each subsequent quarterly dividend period commencing on the last day of each of January, April, July and October and ending on, and including, the day before the first day of the next succeeding dividend period, quarterly in equal amounts in arrears on the last day of each April, July, October and January, commencing on April 30, 2013 (each such day in clauses (i) and (ii) above being hereinafter called a “Series A Dividend Payment Date”) at the then applicable annual rate; provided, however, that if any Series A Dividend Payment Date falls on any day other than a Business Day (as hereinafter defined), the dividend that would otherwise have been payable on such Series A Dividend Payment Date shall be paid on the immediately preceding Business Day with the same force and effect as if paid on such Series A Dividend Payment Date. Each dividend is payable to holders of record as they appear on the stock records of the Corporation at the close of business on the record date, not exceeding 45 days preceding the applicable Series A Dividend Payment Date, as shall be fixed by the Board of Directors. Notwithstanding any provision to the contrary contained herein, (i) the dividend payable on each share of Series A Preferred Stock outstanding on any Series A Dividend Record Date shall be equal to the dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such Series A Dividend Record Date and (ii) dividends shall accumulate from the Series A Original Issue Date or the most recent Series A Dividend Payment Date to which full cumulative dividends have been paid, whether or not in any such dividend period or periods there shall be funds legally available for the payment of such dividends, whether the Corporation has earnings or whether such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears. Holders of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series A Preferred Stock for each full dividend period will be computed by dividing the applicable annual dividend rate by four. After full cumulative distributions on the Series A Preferred Stock have been paid, the holders of Series A Preferred Stock will not be entitled to any further distributions with respect to that dividend period.

(c) No dividends on the Series A Preferred Stock shall be authorized by the Board of Directors or declared, paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization declaration, payment or setting apart for payment shall be restricted or prohibited by law, except distributions required to preserve the Corporation’s qualification as a REIT.

(d) So long as any shares of Series A Preferred Stock are outstanding, no dividends or other distributions, except as described in the immediately following sentence, shall be declared and paid or set apart for payment on any class or series of Parity Stock for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all prior full dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Series A Preferred Stock and all dividends declared upon any other series or class or classes of Parity Stock shall be declared and paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Stock.

(e) So long as any shares of Series A Preferred Stock are outstanding, no dividends or other distributions (other than dividends or distributions paid solely in Junior Stock, or in options, warrants or rights to subscribe for or purchase Junior Stock, or distributions required to preserve the Corporation’s qualification as a REIT) shall be paid or set apart for payment or made upon any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary, a conversion into or exchange for Junior Stock or options, warrants or rights to subscribe for or purchase Junior Stock or pursuant to the terms of Article VII of the Charter or Section 8 hereof), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation, directly or indirectly, unless in each case full cumulative dividends on all outstanding shares of Series A Preferred Stock shall have been paid or set apart for payment for all past full dividend periods.

(f) Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

(g) In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution.

(h) Except as provided herein, the Series A Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

(i) As used herein, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

4. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of shares of any class or series of Junior Stock ranking, as to amounts upon liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock (other than dividends or distributions paid solely in Junior Stock, or in options, warrants or rights to subscribe for or purchase Junior Stock), the holders of the Series A Preferred Stock shall be entitled to receive $25.00 per share (the “Liquidation Preference”) plus an amount per share equal to all accumulated and unpaid dividends (whether or not earned or declared) thereon to, but not including, the date of final distribution to such holders of Series A Preferred Stock; and such holders of the Series A Preferred Stock shall not be entitled to any further payment upon the liquidation, dissolution or winding up of the Corporation. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on the outstanding shares of Series A Preferred Stock and any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock and any such class or series of Parity Stock ratably in accordance with the respective amounts that would be payable on such Series A Preferred Stock and any such class or series of Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Corporation with one or more entities, (ii) a statutory share exchange by the Corporation or (iii) a sale or transfer of all or substantially all of the Corporation’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled pursuant to this Section 4, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

5. Optional Redemption.

(a) Except as otherwise permitted by Article VII of the Charter and paragraph (b) and Section 8 below, the Series A Preferred Stock shall not be redeemable by the Corporation prior to September 20, 2017. On and after September 20, 2017, the Corporation, at its option, upon giving notice as provided below, may redeem the Series A Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25.00 per share, plus (subject to Section 5(c)(i), below) any accumulated and unpaid dividends on the Series A Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Regular Redemption Right”).

(b) Upon the occurrence of a Change of Control (as defined herein), the Corporation will have the option, upon giving notice as provided below, to redeem the Series A Preferred Stock, in whole, at any time, or in part, from time to time, within 120 days after the first date on which the Change of Control has occurred (the “Special Redemption Right”), for cash at a redemption price of $25.00 per share, plus (subject to Section 5(c)(i), below) any accumulated and unpaid dividends on the Series A Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Special Redemption Price”).

A “Change of Control” will be deemed to have occurred at such time after the Series A Original Issue Date when the following have occurred:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation’s capital stock entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation’s capital stock entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in clause (i) above, neither the Corporation nor the acquiring or surviving entity, as applicable, has a class of common securities (or American Depositary Receipts representing such common securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT (the “NYSE MKT”) or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or the NASDAQ.

(c) The following provisions set forth the general procedures applicable to redemptions pursuant to the Regular Redemption Right and the Special Redemption Right:

(i) Upon any redemption date applicable to Series A Preferred Stock, the Corporation shall pay on each share of Series A Preferred Stock to be redeemed any accumulated and unpaid dividends (whether or not declared), to, but not including, the redemption date, unless a redemption date falls after a record date fixed for payment of any distribution on the Series A Preferred Stock and prior to the corresponding Series A Dividend Payment Date, in which case, each holder of shares of Series A Preferred Stock at the close of business on such record date shall be entitled to the distribution payable on such shares of Series A Preferred Stock on the corresponding Series A Dividend Payment Date, notwithstanding the redemption of such Series A Preferred Stock prior to such Series A Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series A Preferred Stock called for redemption.

(ii) If full cumulative dividends on the Series A Preferred Stock have not been paid or declared and set apart for payment for all full prior dividend periods, the Corporation may not purchase, redeem or otherwise acquire less than all of the outstanding shares of Series A Preferred Stock and any class or series of Parity Stock other than in exchange for Junior Stock or Parity Stock or in exchange for options, warrants or rights to subscribe for or purchase any Junior Stock or Parity Stock; provided, however, that the foregoing shall not prevent the purchase or other acquisition by the Corporation of shares of its stock pursuant to (A) a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and all classes and series of Parity Stock or (B) Article VII of the Charter or Section 8, below.

(iii) On and after the date fixed for redemption, provided that the Corporation has made available at the office of the registrar and transfer agent (or the bank or trust company selected pursuant to Section 5(c)(vi) below) for the Series A Preferred Stock a sufficient amount of cash to effect the redemption of shares of Series A Preferred Stock called for redemption, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(iv) A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series A Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder or the method for determining such number; (D) the place or places where the shares of Series A Preferred Stock are to be surrendered for payment of the redemption price therefor, together with the certificates, if any, representing such shares and any other documents required in connection with the redemption; (E) whether the shares of Series A Preferred Stock are called for redemption pursuant to the Corporation’s Special Redemption Right and, if called for redemption pursuant to the Corporation’s Special Redemption Right, a brief description of the transaction or transactions constituting such Change of Control; (F) if a Change of Control has occurred, that the holders of shares of Series A Preferred Stock called for redemption will not be entitled to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control, and that each share of Series A Preferred Stock tendered for conversion that is selected for redemption, prior to the Change of Control Conversion Date (as defined below), will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and (G) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

(v) If fewer than all the outstanding shares of the Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata (as nearly as practicable without creating fractional shares) or by any other equitable method the Corporation may choose (including by electing to redeem only those shares of Series A Preferred Stock tendered for conversion pursuant to a Change of Control Conversion Right (as defined below)).

(vi) At its election, the Corporation, prior to a redemption date, may irrevocably set aside and deposit the redemption price (including, subject to Section 5(c)(i), all accumulated and unpaid dividends to, but not including, the redemption date) of the Series A Preferred Stock so called for redemption with a bank or trust company, in which case the redemption notice to holders of the Series A Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such shares, if any, at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including, subject to Section 5(c)(i), all accumulated and unpaid dividends to the redemption date). Subject to applicable unclaimed property laws, any monies so deposited which remain unclaimed by the holders of the Series A Preferred Stock at the end of two years after the redemption date may be returned by such bank or trust company to the Corporation.

6. Voting Rights. Except as otherwise set forth herein, the Series A Preferred Stock shall not have any voting rights, and the consent or approval of the holders thereof shall not be required for the taking of any corporate action. In any matter in which the holders of Series A Preferred Stock are entitled to vote, each holder of Series A Preferred Stock shall be entitled to cast one vote per share of Series A Preferred Stock held by such holder, except that, when voting together as a single class with the holders of other classes or series of stock, each holder of Series A Preferred Stock shall be entitled to cast one vote for each $25.00 of liquidation preference (excluding amounts with respect to accumulated and unpaid dividends) of shares of Series A Preferred Stock held by such holder.

(a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, whether or not declared, the number of directors of the Corporation will be increased automatically by two (unless the number of directors of the Corporation has previously been so increased pursuant to the terms of any class or series of Parity Stock upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Stock”) and with which the holders of Series A Preferred Stock are entitled to vote together as a single class in the election of such directors) and the holders of Series A Preferred Stock, voting together as a single class with the holders of any other class or series of Voting Preferred Stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class in the election of Preferred Stock Directors, will have the right to elect two additional directors of the Corporation (the “Preferred Stock Directors”) at any annual meeting of stockholders or properly called special meeting of the holders of the Series A Preferred Stock, until all such dividends and dividends for the then current quarterly period on the Series A Preferred Stock have been paid or declared and set aside for payment. Whenever all such dividends on the shares of Series A Preferred Stock then outstanding have been paid in full or declared and set apart for payment in full, and full dividends on the shares of Series A Preferred Stock then outstanding for the then-current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of the Series A Preferred Stock to elect the two Preferred Stock Directors will cease and, unless there remain outstanding shares of Voting Preferred Stock of any class or series for which the right to vote in the election of Preferred Stock Directors remains exercisable, the terms of office of the Preferred Stock Directors will terminate automatically and the number of directors of the Corporation will be reduced accordingly and automatically; provided, however, that the right of the holders of the Series A Preferred Stock to elect Preferred Stock Directors will again vest if and whenever dividends are in arrears for six new quarterly periods, as described above. If the rights of holders of shares of Series A Preferred Stock to elect Preferred Stock Directors have terminated in accordance with this Section 6(a) after any record date for the determination of holders of shares of Series A Preferred Stock entitled to vote in any election of Preferred Stock Directors but before the closing of the polls in such election, holders of shares of Series A Preferred Stock outstanding as of such record date shall not be entitled to vote in such election of Preferred Stock Directors. In no event shall the holders of Series A Preferred Stock be entitled to nominate or elect an individual as a director, and no individual shall be qualified to be nominated for election or to serve as a director, if such individual’s service as a director would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of the Corporation’s stock is listed.

(b) Preferred Stock Directors shall be elected by a plurality of the votes cast in the election of such directors, and each Preferred Stock Director will serve until the next annual meeting of the Corporation’s stockholders and until his or her successor is duly elected and qualifies, or until such Preferred Stock Director’s term of office terminates earlier in accordance with Section 6(a). A holder of Series A Preferred Stock will be entitled to cast one vote in the election of Preferred Stock Directors, for as many individuals as there are Preferred Stock Directors to be elected, for each share of Series A Preferred Stock held by such holder (or, if voting together as a single class with the holders of Voting Preferred Stock, for each $25.00 of liquidation preference, excluding amounts with respect to accumulated and unpaid dividends, of shares of Series A Preferred Stock held by such holder). Any Preferred Stock Director may be removed at any time by, and may be removed only by, the affirmative vote of the holders of a majority of the votes entitled to be cast in the election of Preferred Stock Directors, generally. At any time that holders of Series A Preferred Stock are entitled to vote in the election of Preferred Stock Directors, holders of Series A Preferred Stock shall be entitled to vote in the election of a successor to fill a vacancy on the Board of Directors that results from the removal of a Preferred Stock Director.

(c) At any time that holders of outstanding shares of Series A Preferred Stock are entitled to elect Preferred Stock Directors pursuant to Section 6(a) and two Preferred Stock Directors are not then serving, upon the written request of the holders of record of at least 10% of the aggregate outstanding shares of Series A Preferred Stock and Voting Preferred Stock of all classes and series with which the holders of Series A Preferred Stock are entitled to vote together as a single class with respect to the election of Preferred Stock Directors, the secretary of the Corporation shall call a special meeting of stockholders of the Corporation for the purpose of electing Preferred Stock Directors, unless such request is received less than 90 days before the date fixed for the next annual meeting of the Corporation’s stockholders, in which case, the Preferred Stock Directors may be elected at such annual meeting or, at the option of the Corporation, at a separate special meeting.

(d) So long as any shares of Series A Preferred Stock are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding shares of Series A Preferred Stock, voting together as a single class with the holders of all outstanding shares of Parity Stock of any class or series upon which like voting rights have been conferred and with which holders of Series A Preferred Stock are entitled to vote together as a single class on such matters, is required (i) to amend, alter or repeal any provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the Series A Preferred Stock unless, in connection with any such amendment, alteration or repeal, the Series A Preferred Stock remains outstanding without the terms thereof being materially and adversely changed or is converted into or exchanged for equity securities of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially similar to those of the Series A Preferred Stock (taking into account that the Corporation may not be the surviving entity), or (ii) to authorize, create, or increase the authorized number of shares of any class or series of stock having rights senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, provided that, if such amendment does not affect equally the rights, preferences, privileges or voting powers of one or more classes or series of Parity Stock with which holders of Series A Preferred Stock are entitled to vote together as a single class, the consent of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock shall be required. Notwithstanding anything contrary contained herein, the voting powers, rights or preferences of the Series A Preferred Stock shall not be deemed to be materially and adversely affected by, and the holders of shares of Series A Preferred Stock shall not be entitled to vote with respect to, any (A) amendment to the Charter increasing or decreasing the total number of authorized shares of stock of all classes and series, Common Stock, Preferred Stock without further designation as to class or series, Series A Preferred Stock or any other class or series of Parity Stock or Junior Stock, (B) issuance of shares of Series A Preferred Stock or shares of any class or series of Parity Stock or Junior Stock or (C) classification or reclassification of authorized but unissued shares of Series A Preferred Stock or any classification or reclassification of shares of any class or series of Parity Stock or Junior Stock.

(e) Holders of Series A Preferred Stock shall not be entitled to vote if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust or made available at the office of the registrar and transfer agent for the Series A Preferred Stock to effect such redemption.

7. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act, and any shares of Series A Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear in the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series A Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if the Corporation were a “non-accelerated filer” within the meaning of the Exchange Act.

8. Restrictions on Ownership and Transfer.

(a) Definitions. For the purposes of this Section 8, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Charter. The following terms shall have the following meanings:

(i) “Series A Charitable Beneficiary” shall mean one or more beneficiaries of the Series A Trust as determined pursuant to Section 8(c)(vi), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(ii) “Series A Excepted Holder” shall mean a Person for whom a Series A Excepted Holder Limit is created by the Board of Directors pursuant to Section 8(i).

(iii) “Series A Excepted Holder Limit” shall mean for each Series A Excepted Holder, the limit established by the Board of Directors pursuant to Section 8(i), which limit may be expressed, in the discretion of the Board of Directors, as a percentage and/or number of shares of Series A Preferred Stock, provided that the affected Series A Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 8(i) and subject to adjustment pursuant to Section 8(i).

(iv) “Series A Initial Date” shall mean the Series A Original Issue Date.

(v) “Series A Prohibited Owner” shall mean, any Person who, but for the provisions of Section 8(b), would Beneficially Own or Constructively Own shares of Series A Preferred Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Series A Prohibited Owner would have so owned.

(vi) “Series A Preferred Stock Ownership Limit” shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive, and subject to adjustment from time to time by the Board of Directors in accordance with Section 8(i)(iv)) of the outstanding shares of Series A Preferred Stock of the Corporation, excluding any such outstanding Series A Preferred Stock which is not treated as outstanding for U.S. federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Series A Preferred Stock by any Person, shares of Series A Preferred Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed to be outstanding. The number and value of shares of outstanding Series A Preferred Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

(vii) “Series A Trust” shall mean any trust provided for in Section 8(c) below.

(viii) “Series A Trustee” shall mean the Person unaffiliated with the Corporation and a Series A Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Series A Trust.

(b) Restriction on Ownership and Transfers. In addition to the restrictions on ownership and transfer applicable to the Series A Preferred Stock pursuant to Article VII of the Charter:

(i) During the period commencing on the Series A Initial Date and prior to the Restriction Termination Date, but subject to Section 8(l), (1) no Person, other than a Series A Excepted Holder, shall Beneficially Own or Constructively Own shares of Series A Preferred Stock in excess of the Series A Preferred Stock Ownership Limit and (2) no Series A Excepted Holder shall Beneficially Own or Constructively Own shares of Series A Preferred Stock in excess of the Series A Excepted Holder Limit for such Series A Excepted Holder.

(ii) If any Transfer of shares of Series A Preferred Stock occurs that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Series A Preferred Stock in violation of Section 8(b)(i), (A) then that number of shares of the Series A Preferred Stock, the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate such provisions (rounded up to the nearest whole share) shall be automatically transferred to a Series A Trust for the benefit of a Series A Charitable Beneficiary, as described in Section 8(c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; and (B) if the transfer to the Series A Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 8(b)(i), then the Transfer of that number of shares of Series A Preferred Stock that otherwise would cause any Person to violate such provisions shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.

(c) Transfers of Series A Preferred Stock to a Series A Trust.

(i) Upon any purported Transfer or other event described in Section 8(b)(ii) that would result in a transfer of shares of Series A Preferred Stock to a Series A Trust, such shares of Series A Preferred Stock shall be deemed to have been transferred to the Series A Trustee in his capacity as trustee of a Series A Trust for the exclusive benefit of one or more Series A Charitable Beneficiaries. Such transfer to the Series A Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Series A Trust pursuant to Section 8(b)(ii). The Series A Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Series A Prohibited Owner. Each Series A Charitable Beneficiary shall be designated by the Corporation as provided in Section 8(c)(vi).

(ii) Shares of Series A Preferred Stock held by the Series A Trustee shall be issued and outstanding shares of Series A Preferred Stock of the Corporation. The Series A Prohibited Owner shall have no rights in the shares held by the Series A Trustee. The Series A Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Series A Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Series A Trust.

(iii) The Series A Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Series A Preferred Stock held in the Series A Trust, which rights shall be exercised for the exclusive benefit of the Series A Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Series A Preferred Stock have been transferred to the Series A Trustee shall be paid by the recipient of such dividend or other distribution to the Series A Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Series A Trustee. Any dividend or other distribution so paid to the Series A Trustee shall be held in trust for the Series A Charitable Beneficiary. The Series A Prohibited Owner shall have no voting rights with respect to shares held in the Series A Trust and, subject to Maryland law, effective as of the date that the shares of Series A Preferred Stock have been transferred to the Series A Trust, the Series A Trustee shall have the authority (at the Series A Trustee’s sole and absolute discretion) (A) to rescind as void any vote cast by a Series A Prohibited Owner prior to the discovery by the Corporation that the shares of Series A Preferred Stock have been transferred to the Series A Trustee and (B) to recast such vote in accordance with the desires of the Series A Trustee acting for the benefit of the Series A Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Series A Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 8, until the Corporation has received notification that shares of Series A Preferred Stock have been transferred into a Series A Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(iv) Within 20 days of receiving notice from the Corporation that shares of Series A Preferred Stock have been transferred to the Series A Trust, the Series A Trustee of the Series A Trust shall sell the shares held in the Series A Trust to a person or persons, designated by the Series A Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 8(b)(i). Upon such sale, the interest of the Series A Charitable Beneficiary in the shares sold shall terminate and the Series A Trustee shall distribute the net proceeds of the sale to the Series A Prohibited Owner and to the Series A Charitable Beneficiary as provided in this Section 8(c)(iv). The Series A Prohibited Owner shall receive the lesser of (A) the price paid by the Series A Prohibited Owner for the shares or, if the event causing the shares to be held in the Series A Trust did not involve a purchase of such Series A Preferred Shares at Market Price, the Market Price of such shares on the day of the event causing the shares to be held in the Series A Trust and (B) the price per share received by the Series A Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Series A Trust. The Series A Trustee shall reduce the amount payable to the Series A Prohibited Owner by the amount of dividends and other distributions which have been paid to the Series A Prohibited Owner and are owed by the Series A Prohibited Owner to the Series A Trustee pursuant to Section 8(c)(iii). Any net sales proceeds in excess of the amount payable to the Series A Prohibited Owner shall be immediately paid to the Series A Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Series A Preferred Stock have been transferred to the Series A Trustee, such shares are sold by a Series A Prohibited Owner, then (A) such shares shall be deemed to have been sold on behalf of the Series A Trust and (B) to the extent that the Series A Prohibited Owner received an amount for such shares that exceeds the amount that such Series A Prohibited Owner was entitled to receive pursuant to this Section 8(c)(iv), such excess shall be paid to the Series A Trustee upon demand.

(v) Shares of Series A Preferred Stock transferred to the Series A Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (A) the price per share paid in the transaction that resulted in such transfer to the Series A Trust (or, if the event which resulted in the Transfer to the Series A Trust did not involve a purchase of such shares at Market Price, the Market Price of such shares at on the day of the event that resulted in the transfer of such Series A Preferred Stock to the Series A Trust) and (B) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Series A Trustee by the amount of dividends and other distributions which have been paid to the Series A Prohibited Owner and are owed by the Series A Prohibited Owner to the Series A Trustee pursuant to Section 8(c)(iii) and may pay the amount of such reduction to the Series A Trustee for the benefit of the Series A Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Series A Trustee has sold the shares held in the Series A Trust pursuant to Section 8(c)(iv). Upon such a sale to the Corporation, the interest of the Series A Charitable Beneficiary in the shares sold shall terminate and the Series A Trustee shall distribute the net proceeds of the sale to the Series A Prohibited Owner.

(vi) By written notice to the Series A Trustee, the Corporation shall designate one or more nonprofit organizations to be the Series A Charitable Beneficiary of the interest in the Series A Trust such that the shares of Series A Preferred Stock held in the Series A Trust would not violate the restrictions set forth in Section 8(b)(i) in the hands of such Series A Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Series A Trustee before the automatic transfer provided for in Section 8(b)(ii) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

(d) Remedies For Breach. If the Board of Directors or any duly authorized committee thereof, or other designees if permitted by the MGCL, shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 8(b)(i) or that a Person intends or has attempted to acquire or may acquire Beneficial Ownership or Constructive Ownership of any shares of Series A Preferred Stock in violation of Section 8(b)(i) (whether or not such violation is intended), the Board of Directors or such committee thereof, or other designees if permitted by the MGCL, shall take such action as it deems or they deem advisable, in its or their sole and absolute discretion, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Series A Preferred Stock, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 8(b)(i) shall automatically result in the transfer to the Series A Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non action) by the Board of Directors or committee thereof.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Series A Preferred Stock that will or may violate Section 8(b)(i) or any Person who would have owned shares of Series A Preferred Stock that resulted in a transfer to the Series A Trust pursuant to the provisions of Section 8(b)(ii) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(f) Owners Required To Provide Information. From the Series A Initial Date until the Restriction Termination Date, each Person who is an owner of shares of Series A Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series A Preferred Stock for a Beneficial Owner or Constructive Owner shall, within 30 days after the end of each taxable year, provide to the Corporation a completed questionnaire containing the information regarding its ownership of such shares, as set forth in the regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code. In addition, each Person who is a Beneficial Owner or Constructive Owner of Series A Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series A Preferred Stock for a Beneficial Owner or Constructive Owner shall, on demand, provide to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of Series A Preferred Stock on the Corporation’s qualification as a REIT, and to ensure compliance with the Series A Preferred Stock Ownership Limit or a Series A Excepted Holder Limit.

(g) Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 8 (but subject to Section 8(l)) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 8, including any definition contained in Section 8(a) or any defined term used in this Section 8 but defined in the Charter, the Board of Directors shall have the power to determine the application of the provisions of this Section 8 with respect to any situation based on the facts known to it. In the event this Section 8 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 8. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 8(b)) acquired Beneficial or Constructive Ownership of shares of Series A Preferred Stock in violation of Section 8(b)(i), such remedies (as applicable) shall apply first to the shares of Series A Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series A Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series A Preferred Stock based upon the relative number of the shares of Series A Preferred Stock held by each such Person.

(i) Exceptions.

(i) Subject to Section 7.2.1(a)(ii) of the Charter, the Board of Directors, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Series A Preferred Stock Ownership Limit and may establish or increase a Series A Excepted Holder Limit for such Person if: (A) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of such Shares will not violate Section 7.2.1(a)(ii) of the Charter; (B) such Person provides the Board of Directors with information including, to the extent necessary, representations and undertakings satisfactory to the Board of Directors in its reasonable discretion that demonstrate that such Person does not and will not Constructively Own an interest in a tenant of the Corporation (or a tenant of any entity directly or indirectly owned, in whole or in part, by the Corporation) that would cause the Corporation to Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, in the Board of Director’s sole and absolute discretion, a tenant from whom the Corporation (or an entity directly or indirectly owned, in whole or in part, by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and (C) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in the Charter) may result in such shares of Series A Preferred Stock being automatically transferred to a Series A Charitable Trust in accordance with this Section 8.

(ii) Prior to granting any exception pursuant to Section 8(i)(i) above, the Board of Directors of the Corporation may (but is not obligated to) require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii) The Board of Directors may only reduce a Series A Excepted Holder Ownership Limit for a Series A Excepted Holder: (A) with the written consent of such Series A Excepted Holder at any time, or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Series A Excepted Holder in connection with the establishment of the Series A Excepted Holder Limit for that Series A Excepted Holder. No Series A Excepted Holder Limit with respect to a Person shall be reduced to a percentage that is less than the Series A Preferred Stock Ownership Limit.

(iv) The Board of Directors may from time to time increase or decrease the Series A Preferred Stock Ownership Limit; provided, however, that: (A) any decreased Series A Preferred Stock Ownership Limit will not be effective for any Person whose percentage ownership of Series A Preferred Stock is in excess of such decreased Series A Preferred Stock Ownership Limit at the time such limit is decreased, until such time as such Person’s percentage of ownership of Series A Preferred Stock equals or falls below the decreased Series A Preferred Stock Ownership Limit, but any further acquisition of Series A Preferred Stock in excess of such percentage ownership of Series A Preferred Stock will be in violation of the reduced Series A Preferred Stock Ownership Limit; (B) the Series A Preferred Stock Ownership Limit may not be increased if, after giving effect to such increase, five or fewer Persons who are considered individuals pursuant to Section 542 of the Code as modified by Section 856(h)(3) of the Code (taking into account all Series A Excepted Holders) could Beneficially Own or Constructively Own, in the aggregate, more than 49.9% in value of the shares of Capital Stock then outstanding; and (C) prior to the modification of any of the ownership limitations, the Board of Directors may, in its sole and absolute discretion, require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

(v) Subject to Section 7.2.1(a)(ii) of the Charter, an underwriter which participates in a public offering or a private placement of Series A Preferred Stock (or securities convertible into or exchangeable for Series A Preferred Stock) may Beneficially Own or Constructively Own shares of Series A Preferred Stock (or securities convertible into or exchangeable for Series A Preferred Stock) in excess of the Series A Preferred Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(j) Legends. Each certificate for Series A Preferred Stock, if certificated, or any written statement of information in lieu of a certificate delivered to a holder of uncertificated shares of Series A Preferred Stock, shall bear an appropriate legend stating all restrictions on ownership and transfer of the Series A Preferred Stock. In lieu of such legend, each certificate or written statement of information delivered in lieu of a certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

(k) Severability. If any provision of this Section 8 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(l) NYSE. Nothing in this Section 8 shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 8 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 8.

9. Conversion Upon a Change of Control. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 9.

(a) Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right, unless, prior to the applicable Change of Control Conversion Date, the Corporation has provided written notice of redemption of such shares of Series A Preferred Stock, to convert some or all of the shares of Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date into a number of shares of Common Stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) $25.00, plus (y) an amount equal to any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date, except if such Change of Control Conversion Date is after a record date fixed for a Series A Preferred Stock dividend and prior to the corresponding Series A Dividend Payment Date, in which case no amount for such accrued and unpaid dividend will be included in such sum, by (ii) the Common Stock Price (as defined herein) (such quotient, the “Conversion Rate”), and (B) 2.36967 (the “Share Cap”), subject to the terms of this Section 9.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a Common Stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined herein), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 16,350,723 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase on a pro rata basis if the number of authorized shares of Series A Preferred Stock increases after the Series A Original Issue Date (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits with respect to Common Stock as follows: the adjusted Exchange Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product of (i) the Exchange Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

In the case of a Change of Control as a result of which holders of Common Stock are entitled to receive consideration other than solely shares of Common Stock, including cash, other securities or other property or assets (or any combination thereof), with respect to or in exchange for shares of Common Stock (the “Alternative Form Consideration”), a holder of Series A Preferred Stock shall be entitled to receive upon conversion of such shares of Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder of Series A Preferred Stock would have owned or been entitled to receive upon such Change of Control had such holder of Series A Preferred Stock held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

If the holders of Common Stock have the opportunity to elect the form of consideration to be received in such Change of Control, the Conversion Consideration will be the kind and amount of consideration actually received by holders of a majority of the shares of Common Stock that participated in such election (if electing between two types of consideration) or holders of a plurality of the shares of Common Stock that participated in such election (if electing between more than two types of consideration), as the case may be, and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the

Change of Control. The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by holders of shares of Common Stock is solely cash, the amount of cash consideration per share of Common Stock, (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash, the average of the closing prices per share of Common Stock on the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control and (iii) if there is not a readily determinable closing price for the Common Stock or Alternative Form Consideration (as defined herein), the fair market value of Common Stock or such Alternative Form Consideration (as determined by the Board of Directors or a committee thereof).

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with paragraph 9(c) hereof that is no less than 20 days nor more than 35 days after the date on which the Corporation gives such notice pursuant to paragraph 9(c) hereof.

(b) No fractional shares of Common Stock shall be issued upon the conversion of shares of Series A Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c) Within 15 days following the occurrence of a Change of Control, the Corporation shall provide to holders of Series A Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records notice of the occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state the following: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right, which shall be the Change of Control Conversion Date; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which will be a business day occurring within 20 to 35 days following the date of the notice; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Stock, the holder will not be able to convert any shares of Series A Preferred Stock called for redemption and such shares of Series A Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; (ix) the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right and (x) the last date on which holders of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(d) The Corporation shall issue a press release for publication through either Dow Jones & Company, Inc., Business Wire, PR Newswire, Marketwire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to paragraph (c) above to the holders of Series A Preferred Stock.

(e) In order to exercise the Change of Control Conversion Right, a holder of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the transfer agent for the Series A Preferred Stock. Such conversion notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the shares of Series A Preferred Stock are to be converted pursuant to the applicable provisions of the Series A Preferred Stock. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, such notice shall comply with applicable procedures of the Depository Trust Company (“DTC”).

(f) Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable DTC procedures.

(g) Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series A Preferred Stock.

(h) The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) In connection with the exercise of any Change of Control Conversion Right, the Corporation will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into Common Stock. Notwithstanding anything to the contrary contained herein, no holder of Series A Preferred Stock will be entitled to convert such Series A Preferred Stock for Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to violate Section 7.2.1(a) of the Charter.

(j) If the Change of Control Conversion Date is after a record date fixed for a Series A Preferred Stock dividend and prior to the corresponding Series A Dividend Payment Date, the holders of Series A Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date, notwithstanding the conversion of such shares prior to such Series A Dividend Payment Date.

10. Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

11. Acquisition by the Corporation of shares of Series A Preferred Stock. Any shares of Series A Preferred Stock that shall at any time have been redeemed, repurchased or otherwise reacquired shall, after such redemption, repurchase or other reacquisition have the status of authorized but unissued Preferred Stock, without further designation as to class or series until such shares are once more designated as part of a particular series by the Board.

SECOND: The shares of Series A Preferred Stock have been classified and designated by the Board of Directors and a duly authorized committee thereof under the authority contained in Section 6.3 of Article VI of the Charter. These Articles Supplementary have been approved in the manner and by the vote required by law.

THIRD: These Articles Supplementary shall become effective at the time the SDAT accepts these Articles Supplementary for record.

FOURTH: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by the President and Chief Executive Officer and attested to by its Chief Financial Officer, Treasurer and Secretary on this 19th day of September, 2012.

APOLLO RESIDENTIAL MORTGAGE, INC.

By:	/s/ Michael A. Commaroto
Name:	Michael A. Commaroto
Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	Chief Financial Officer, Treasurer and Secretary